Exhibit 2.1

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

As of March 31, 2026, the following securities of DirectBooking Technology Co., Ltd. (the “Company,” “we,” “our” or “us”) are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value US$0.0008 per share	ZDAI	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Our Class A Ordinary Shares have been listed on the Nasdaq Capital Market under the symbol “ZDAI”. As of March 31, 2026, we have 8,388,473 Class A Ordinary Shares and 0 Class B Ordinary Shares issued and outstanding. Our Class B Ordinary Shares are not registered under Section 12 of the Exchange Act.

This exhibit contains a description of the rights of the holders of our Class A Ordinary Shares and Class B Ordinary Shares. References in this exhibit to “Ordinary Shares” refer to our Class A Ordinary Shares and Class B Ordinary Shares, collectively.

Authorized Share Capital

Our authorized share capital is US$4,000,000, divided into 4,900,000,000 Class A Ordinary Shares of par value US$0.0008 each and 100,000,000 Class B Ordinary Shares of par value US$0.0008 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except with respect to voting and conversion.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered book-entry form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares to bearer.

Dividends

Subject to the Companies Act and our Articles of Association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors.

Except in so far as the rights attaching to, or the terms of issue of, any share may otherwise provide:

(i)	all dividends shall be apportioned and paid proportionately according to the amounts paid up on the shares during the time or part of time in respect of which the dividend is paid, although the share shall rank for dividend accordingly if a share is issued on terms providing that it shall rank for dividend as from a particular date;

(ii)	all dividends shall be apportioned and paid pro rata in accordance with the amount paid up on the shares during any portion(s) of the period in respect of which the dividend is paid; and

(iii)	our board of directors may deduct from any dividend or other monies payable to any member in respect of a share any amount due by that person to the company on a call or otherwise in relation to a share.

Where our board of directors or our Company in general meeting has resolved that a dividend should be paid or declared, our board of directors may resolve that it shall be satisfied wholly or partly by the distribution of assets. If any difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(i)	issue fractional shares;
(ii)	fix the value of assets for distribution and make cash payments to some members on the footing of the value so fixed in order to adjust the rights of members; and
(iii)	vest some assets in trustee.

Any dividend, or other sum payable in cash to the holder of shares may be paid:

(i)	by wire transfer to a bank account nominated by the member or other person entitled to that share for that purpose, and the nomination may be in writing or in an electronic record; or
(ii)	by cheque or warrant sent by post to the registered address of the member, and shall be made to the order of the member holding that share or other person entitled to the share or to his nominee.

Payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to our Company. Any one of two or more joint holders may give effectual receipts for any dividends or other monies payable or property distributable in respect of the shares held by such joint holders.

Our board of directors may, declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the members of it appears to them that they are justified by the financial position of the company and that such dividends may lawfully be paid. No debts shall be created by the declaration of interim dividends until such payment is made, although a debt shall be created immediately following the declaration of final dividends. If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

If a dividend cannot be paid or remains unclaimed within six weeks after it is declared, the directors may pay it into a separate account in the Company’s name. If it is paid into a separate account, our Company shall not be constituted a trustee in respect thereof, and the dividend shall remain a debt due to the member. Any dividend that remains unclaimed for six years after becoming due for payment may be forfeited by our board of directors and, upon such forfeiture, shall cease to remain owing by our Company.

Unless provided for by the rights attached to a share, no dividend or other monies payable by our Company on or in respect of any share shall bear interest against our Company.

Voting Rights

Unless their shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all members are entitled to vote at a general meeting and at a meeting of the holders of that class of shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the members, unless otherwise required under the Companies Act or the Articles of Association. Members may vote in person or by proxy, and corporate members must act by a duly authorised representative. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to a vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to 100 votes on all matters subject to a vote at general meetings of the Company. A fraction of a Class A Ordinary Share shall entitle its holder to an equivalent fraction of one vote, and a fraction of a Class B Ordinary Share shall entitle its holder to an equivalent fraction of 100 votes.

Preemptive Rights

Our Class A Ordinary Shares are not subject to any pre-emptive or similar rights under the Cayman Companies Act or pursuant to our Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to the applicable Designated Stock Exchange Rules and our Articles of Association, members may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange (if such shares are listed on the Designated Stock Exchange) or in any other form approved by the Directors. The form shall be executed by or on behalf of that member where the shares are fully paid and by or on behalf of that member and transferee where the shares are partly paid. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share.

Our board of directors may, in our absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. The directors may also, but are not required to, decline to register any transfer of any such share unless:

(i)	the instrument of transfer is lodged with the Company together with certificate or any other evidence as the board may reasonably require to show the right of the transferor to make the transfer;
(ii)	the instrument is only of one class of shares;
(iii)	the instrument is properly stamped;
(iv)	the number of joint holders does not exceed four if shares are transferred to joint holders;
(v)	the shares transferred are fully paid up and free of any lien in favor of the Company; and
(vi)	any applicable fee related to the transfer is paid to the Company.

Directors shall within one month after the date on which the instrument of transfer was lodged with the Company send the notice of refusal to both transferor and transferee if they refuse to register a transfer of any shares of any class not listed on a Designated Stock Exchange.

The registration of transfers of shares or of any class of shares may, on 14 clear days’ notice being given by advertisement in such one or more newspaper or by electronic means, be suspended at such times and for such periods (not exceeding thirty (30) clear days in any year) as our board of directors may determine.

Conversion

Subject to our Articles of Association and any other applicable laws, a holder of Class B Ordinary Shares shall have a conversion right in respect of each Class B Ordinary Share in its holding, whereas a holder of Class A Ordinary Shares shall have no right to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances, unless otherwise permitted by the directors. Every Class B Ordinary Share converted shall be re-designated as the applicable conversion number of Class A Ordinary Shares with such rights and restrictions attached thereto. Any and all taxes and stamp, issue and registration duties, if any, arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

Until such time as the Class B Ordinary Shares have been converted into Class A Ordinary Shares, the Company shall at all times keep available for issue, free of all third-party rights of any nature, including liens or charges, and not subject to any pre-emptive rights, such number of authorised but unissued Class A Ordinary Shares as would enable all Class B Ordinary Shares to be converted into Class A Ordinary Shares. The Company shall not make any issue, grant or distribution or take any other action if the effect would be that, on conversion, the Company would be required to issue Class A Ordinary Shares at a price lower than the par value thereof.

Procedures on liquidation

A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution of our shareholders.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(i)	if our Company is wound up, the surplus assets remaining after payment to all creditors shall be divided among the members in proportion to the capital paid up on the shares held by them respectively; and

(ii)	if our Company is wound up and the surplus assets available for distribution among the members are insufficient to repay the whole of the paid-up capital, such assets shall be distributed, subject to the rights of any shares which may be issued on special terms and conditions, so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up on the shares held by them, respectively.

If our Company is wound up, the members may, subject to Article of Association and any other sanction required by the Act, pass a special resolution allowing the liquidator to divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees for the benefit of member s and those liable to contribute to the winding up, but so that no member shall be compelled to accept any property upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to our Articles of Association and to the terms of allotment, our board of directors may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively, including any premium. A call may be made payable either in one sum or by instalments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment, the person or persons from whom the sum is due shall pay interest from the day it became due and payable until it is paid, at the rate fixed by the terms of allotment of the share or in the notice of the call, or, if no rate is fixed, at the default rate of ten percent per annum, but our board of directors may waive payment of such interest wholly or in part. Our board of directors may, if it thinks fit, receive from any member the whole or a part of the amount remaining unpaid on shares held by him although no part of that amount has been called up.

If a member fails to pay any call or instalment of a call on the day appointed for payment, our board of directors may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 clear days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and any expenses which have been incurred by the Company due to that person’s default. The notice shall name the place where payment is to be made and state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. Such forfeiture will include all dividends or other monies declared in respect of the forfeited share and not actually paid before the forfeiture.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall nevertheless remain liable to pay to our Company all expenses which, at the date of forfeiture, were payable by him to our Company in respect of the shares, together with interest from the date of forfeiture until payment at the rate at which interest was payable on those monies before forfeiture or, if no interest was so payable, at the default rate of ten percent per annum.

Redemption of Ordinary Shares

Subject to the Companies Act and to any rights for the time being conferred on the Members holding a particular class of shares, our Company may by its directors:

(i)	issue shares that are to be redeemed or liable to be redeemed, and vary rights attaching to that class of shares with the consent by the special resolution of members holding shares, at the option of the Company and in the manner or on the terms determined by directors; and

(ii)	purchase or otherwise acquire all or any of its own shares, including redeemable shares, in such manner, upon such terms and subject to such conditions as our board of directors thinks fit.

Variations of Rights of Shares

Subject to the Companies Act and without prejudice to our Articles of Association, if at any time the share capital of our Company is divided into different classes of shares, all or any of the special rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied, modified or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of the Articles of Association relating to general meetings shall apply, mutatis mutandis, to every such separate general meeting, except that the necessary quorum shall be one or more person holding, or representing by proxy, not less than one-third of the issued shares of that class.

Any special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Our Company may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting.

Extraordinary general meetings may be convened on the requisition of one or more members who together hold at least ten percent of the rights to vote at such general meeting. Such requisition shall be made in writing and shall specify the purpose of the meeting, be signed by or on behalf of each requisitioner, and be delivered in accordance with the notice provisions. Should the directors fail to call a general meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period, and all reasonable expenses incurred by the requisitioners as a result of the failure of our board of directors shall be reimbursed by our Company.

Every general meeting of our Company shall be called by at least five clear days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the place, date and hour of the meeting; whether the meeting will be held virtually, at a physical place or both; if the meeting is to be held in any part at a physical place, the address of such place; if the meeting is to be held in two or more places, or in any part virtually, the Electronic Communication Facilities that will be used to facilitate the meeting, including the procedures to be followed by any member or other participant who wishes to use such facilities to attend and participate in the meeting; the general nature of the business to be transacted; and, if a resolution is proposed as a special resolution, the text of that resolution.

Although a meeting of our Company may be called by shorter notice than as specified above, such meeting may be deemed to have been duly called if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting holding not less than 90% of the total voting rights at the meetings of all our shareholders.

All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of the election of Directors which shall be deemed ordinary business.

No business shall be transacted at any meeting unless a quorum is present in person or by proxy at the meeting. The quorum for a general meeting shall be one or more members holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting if the Company has more than one member.

Inspection of Books and Records

Our shareholders (other than a director) have no general right to inspect any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

Issuance of Additional Shares

The Company’s Memorandum and Articles of Association authorizes the Company’s board of directors to issue additional Ordinary Shares from time to time as the Company’s board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares of the Company.

Changes in Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(i)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(ii)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(iii)	sub-divide our shares or any of them into shares of a smaller amount than is fixed by our Company’s Memorandum of Association, so that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;
(iv)	cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which its capital is divided; and
(v)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital or any capital redemption reserve in any way.

Register of Members

Under the Companies Act, the Company must keep a register of members and there shall be entered therein:

●	the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional, (iv) distinguish each share by its number so long as the share has a number;
●	the date on which the name of any person was entered on the register as a member; and
●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of the Company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

Transfer Agent

The transfer agent and registrar for our Ordinary Shares is VStock Transfer LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts its business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except that an exempted company is not required to file an annual return of its shareholders with the Registrar of Companies, its register of members is not required to be open to inspection, it does not have to hold an annual general meeting, it may obtain an undertaking against the imposition of any future taxation, it may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands, and it may register as a limited duration company or as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the Company (except in exceptional circumstances, such as those involving fraud, the establishment of an agency relationship, or an illegal or improper purpose, or other circumstances in which a court may be prepared to pierce or lift the corporate veil). We are subject to the reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers.